                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      COLORADO GAMING & ENTERTAINMENT CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:
           N/A
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
           N/A
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           N/A
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
           N/A
        ------------------------------------------------------------------------
    (5) Total fee paid:
           N/A
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
           N/A
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
           N/A
        ------------------------------------------------------------------------
    (3) Filing Party:
           N/A
        ------------------------------------------------------------------------
    (4) Date Filed:
           N/A
        ------------------------------------------------------------------------

                       COLORADO GAMING & ENTERTAINMENT CO.
                      12596 WEST BAYAUD AVENUE, SUITE 450
                           LAKEWOOD, COLORADO  80228
                                 APRIL 30, 1997



Dear Shareholder:

     You are cordially invited to attend the Company's 1997 Annual Meeting on June 9, 1997.

     The meeting will begin promptly at 12:00 noon at 12596 West Bayaud Avenue, Suite 450, Lakewood, CO 80228.

     The official Notice of Meeting, proxy statement and form of proxy are included with this letter, along with the Company's 1996 Annual Report. The proposals listed in the Notice of Meeting are described in detail in the proxy statement.

     The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     The Board of Directors recommends that stockholders vote FOR proposals 1 and 2.

     PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY. YOUR COOPERATION WILL BE GREATLY APPRECIATED.

     Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

                                        Sincerely,


                                        /s/  STEPHEN J. SZAPOR, JR.
                                        -------------------------------------
                                        Stephen J. Szapor, Jr.
                                        President and Chief Executive Officer

                       COLORADO GAMING & ENTERTAINMENT CO.
                       12596 WEST BAYAUD AVENUE, SUITE 450
                            LAKEWOOD, COLORADO  80228
                                 APRIL 30, 1997


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of Colorado Gaming & Entertainment Co. (the "Company") will be held at 12596 West Bayaud Avenue, Suite 450, Lakewood, CO 80228 on Monday, June 9, 1997 at 12:00 noon, for the following purposes:

     1. To elect five directors to serve until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

     2. To vote on the ratification of the appointment by the Audit Committee of Arthur Andersen LLP as independent auditors of the Company for 1997; and

     3. To transact such other business as may properly come before the meeting.

     Holders of record of common stock, $.01 par value per share, at the close of business on April 21, 1997 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such holders will be available for examination by any such holder for any purpose germane to the meeting, during normal business hours, at the Company's offices at 12596 West Bayaud Avenue, Suite 450, Lakewood, Colorado for a period of ten days prior to the meeting.

                                         By order of the Board of Directors,

                                         /s/  ALAN L. MAYER
                                         -----------------------------------
                                         Alan L. Mayer
                                         Secretary


     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY TO THE COMPANY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       COLORADO GAMING & ENTERTAINMENT CO.
                       12596 WEST BAYAUD AVENUE, SUITE 450
                            LAKEWOOD, COLORADO 80228

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 9, 1997


GENERAL

     The enclosed Proxy is solicited on behalf of the management of Colorado Gaming & Entertainment Co., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Monday, June 9, 1997 at 12:00 noon (Lakewood, Colorado time) or at any adjournment thereof. The Annual Meeting will be held at 12596 West Bayaud Avenue, Suite 450, Lakewood, CO
80225. The Company's telephone number is (303) 716-5600. Only stockholders of record at the close of business on April 21, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. There were 5,138,888 shares of common stock, $.01 par value per share ("Common Stock"), outstanding and entitled to vote on the Record Date. These proxy solicitation materials were first mailed or delivered on or about April 30, 1997 to stockholders listed in the stockholder records of the Company as of the Record Date. The Company is mailing its Annual Report for the fiscal year ended December 31, 1996, together with this proxy statement.

     A majority of the outstanding shares of the Company's Common Stock represented in person or by proxy shall constitute a quorum for the transaction of business at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. An officer of the Company or other person designated by the Board of Directors will be authorized to tabulate votes.

VOTING AND SOLICITATION

     Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. The Company will bear the entire cost of preparation and solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally, by telephone or by facsimile, and the Company may reimburse brokerage firms and other persons holding shares of the Company's Common Stock in their names or in those of their nominees, for their reasonable expenses in forwarding proxy soliciting materials to the beneficial owners.

     The Board of Directors expects all nominees named below to be available for election. In the event any nominee is not available, the proxy holders may vote for a substitute. The Company knows of no specific matter to be brought before the meeting that is not referred to in the Notice of Meeting or this proxy statement. However, if proposals of stockholders that are not included in this proxy statement are presented at the meeting, the proxies will be voted in the discretion of the proxy holders. Regulations of the Securities and Exchange Commission (the "SEC") permit the proxies solicited pursuant to this proxy statement to confer discretionary authority with respect to matters of which the Company did not know a reasonable time before the Annual Meeting. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

     Nominees for director receiving the vote of the holders of a plurality of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. Approval of the proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting. Abstentions may be specified on this and any other proposal submitted to a shareholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum and entitled to vote on the proposal on which the abstention is noted. Thus, abstentions on the Company's proposal to ratify the appointment by the Audit Committee of Arthur Anderson LLP as the Company's independent auditors for 1997 and any such other proposal will have the effect of a vote against such proposal. Broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Broker non-votes are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect.

                 MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING

ELECTION OF DIRECTORS

     The Board of Directors is composed of five members, each serving for a term of one year. Each director will serve on the Board until the 1998 Annual Meeting of shareholders and until his successor is duly elected and qualified. If for any reason any of these nominees becomes unable or is unwilling to serve at the time of the 1997 Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

     The following sets forth certain information as to each nominee for election at the Annual Meeting, including his age, present principal occupation, other business experience during the last five years or more, directorships in other publicly held companies, if any, membership in committees of the Board of Directors and period of service as a director of the Company:

     STEPHEN J. SZAPOR, JR., 37, has served as President and Chief Executive Officer of the Company since August 1995 and as a director since June 7, 1996. Mr. Szapor served as Executive Vice President and Chief Financial Officer from March 1995 until August 1995. From July 1994 until joining the Company, he served as the Chief Operating Officer and a member of the board of directors of Sahara Gaming Corporation, and from June 1993 until July 1994, he was the Executive Vice President/Chief Financial Officer of Sahara Gaming Corporation. From October 1986 until June 1993, Mr. Szapor held several executive positions with Hollywood Casino Corporation including Assistant to the President and Vice President - Strategic Planning. Mr. Szapor has also held financial and accounting positions with Merrill Lynch & Co. and Arthur Andersen LLP. He holds a key license from the Gaming Commission and is a Certified Public Accountant. Mr. Szapor's employment agreement with the Company provides that he shall serve as President and Chief Executive Officer and as a director during the term of his employment.

     FRANKLIN S. WIMER, 60, has served as a director of the Company since July 16, 1996. Mr. Wimer is a founder of and has been the President of UniRock Management Corporation, a Denver, Colorado investment banking firm, since January 1988. Prior to forming UniRock Management Corporation, Mr. Wimer held executive positions with a number of financial institutions. Mr. Wimer holds a key license from the Gaming Commission. He serves on the Board's Compensation and Audit Committees. Mr. Wimer is a director of Hexcel Corporation.

     STEVE LEONARD, 42, has served as a director of the Company since October 4, 1996. Mr. Leonard has been President of Pacifica Holding Company, a Denver-based commercial real estate firm, since 1990. Prior to establishing Pacifica Holding Company in 1990, Mr. Leonard held various executive positions in the real estate and real estate development industry. Mr. Leonard holds a key license from the Gaming Commission. He serves on the Board's Compensation and Audit Committees.

     PHILIP J. DIBERARDINO, 54, has served as a director of the Company since October 9, 1996. Mr. DiBerardino has been Senior Vice President of Commerce Bank in New Jersey since September 1993. From October 1990 to September 1993, Mr. DiBerardino was President and Chairman of Coastal Bank in New Jersey. Prior to October 1990, he served as Deputy Commissioner of the New Jersey Department of Banking. Prior to his service at the New Jersey Department of Banking, Mr. DiBerardino held various executive positions in the banking industry.
Mr. DiBerardino holds a key license from the Gaming Commission. He serves on the Board's Compensation and Audit Committees.

     MARK VAN HARTESVELT, 45, has served as a director of the Company since January 3, 1997. Mr. Van Hartesvelt has been President of the Village at Breckenridge Resort, a Breckenridge, Colorado resort, since 1994. From 1989 to 1994, he was Senior Vice President of Sales and Marketing of Doubletree Hotels Corporation. Prior to 1989, Mr. Van Hartesvelt served in a number of senior executive positions in the gaming industry. Mr. Van Hartesvelt holds a key license from the Gaming Commission. He serves on the Board's Audit Committee. Mr. Van Hartesvelt also is a director of Breckenridge Resort Chambers.

     The business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them periodically, as well as by reports presented at meetings of the Board and its committees by officers and employees of the Company.

     The Board of Directors met twice in 1996. The average attendance at the aggregate number of Board and committee meetings was 100% in 1996 and no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

     COMMITTEES OF THE BOARD

     The committee memberships of each nominee and continuing director are set forth in their biographical information above.

     The Audit Committee, which is composed entirely of directors who are not officers or employees of the Company, reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent auditors for the Company, subject to ratification by the stockholders at the Annual Meeting. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants. The Audit Committee met twice in 1996.

     The Compensation Committee, which is composed entirely of directors who are not officers or employees of the Company, reviews and acts with respect to pension, compensation and other employee benefit plans and approves the salary and compensation of officers of the Company. This committee met twice in 1996.

     The Board of Directors has no nominating committee.

     COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company receive no compensation for service as members of the Board. Directors who are not employees receive an annual retainer of $20,000 paid quarterly, and participate in the Company's non-employee director component of the Company's Management Incentive and Non-Employee Director Stock Plan (the "Stock Plan"). Under the Stock Plan, each non-employee director is eligible for an award of 2,315 restricted shares of Common Stock upon qualification as a director and thereafter upon reelection, subject to the maximum number of shares of Common Stock that may be issued to non-employee directors under the Stock Plan. Common Stock granted to non-employee directors are restricted and shall be forfeited if the director is not serving as such on the date of the first Annual Meeting of the Company following the date of the award.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The second proposal is ratification of the appointment by the Audit Committee of Arthur Andersen LLP as the Company's independent auditors for 1997. Representatives of Arthur Andersen LLP will be present at the meeting, will be available to respond to appropriate questions and may make a statement if they so desire. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote, other independent public accountants may be considered by the Audit Committee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1997.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table provides information concerning compensation paid to the Company's Chief Executive Officer, the three other executive officers serving as such at year-end 1996 for services rendered by such persons in all positions with the Company, and one person who served as an executive officer during the year but whose employment with the Company terminated prior to year-end.

                           ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                           -------------------            ----------------------------
                                                            AWARDS
                                                          ----------
                                                          Restricted         Shares
Name and Principal                                           Stock          Underlying      All Other
Position                     Year    Salary     Bonus(1)     Awards         Options/SAR   Compensation(3)
--------                     ----    ------     --------     ------         -----------   ---------------
Stephen J. Szapor, Jr.       1996   $300,000    $236,386    $243,054(2)             0        $4,327
 President and               1995    211,728       5,000           0                0             0
 Chief Executive Officer     1994        N/A         N/A         N/A              N/A           N/A
---------------------------------------------------------------------------------------------------------


                                                 4

 Alan L. Mayer                   1996    127,696     125,354           0                0         3,192
 Senior Vice President, Chief    1995    111,926      15,000           0                0         2,798
 Legal Officer and Secretary     1994    106,384      30,000           0           40,000(4)      2,144

 Richard Rabin                   1996    115,231     117,354           0                0           577
 Senior Vice President           1995        N/A         N/A         N/A              N/A           N/A
 of Operations                   1994        N/A         N/A         N/A              N/A           N/A

 Robert J. Stephens              1996     70,769      68,816           0                0         1,192
 Vice President                  1995     54,438           0         N/A              N/A         1,357
 of Finance                      1994     27,052       3,500         N/A              N/A           222

 Christopher B. Hemmeter         1996    387,293(5)        0           0                0             0
 Vice President                  1995    351,182     100,000           0                0             0
                                 1994    336,709     100,000           0                0             0


1    Amounts for 1996 reflect bonuses awarded for services rendered in 1995 and
1996 during the Company's reorganization which resulted in the Company's emergence from bankruptcy on June 7, 1996 (the "Reorganization") plus bonuses earned in 1996 and to be paid in 1997 pursuant to the Company's Management Cash Bonus Plan.
2    At December 31, 1996, Mr. Szapor held 138,888 shares of restricted stock valued at approximately $624,996 ($4.50 per share) on such date. All such shares were fully vested.
3    Amounts reported reflect Company contributions for the benefit of the named executives to the Company's 401(k) defined contribution plan.
4    Cancelled in connection with the Reorganization.
5    The amount reported reflects $179,349 in salary for Mr. Hemmeter's service as an executive officer during 1996 and $207,944 paid pursuant to a Consulting Agreement between Mr. Hemmeter and the Company following termination of his employment with the Company. Mr. Hemmeter served as Chief Executive Officer of the Company from December 15, 1993 to August 10, 1995. He served as Vice President of the Company from August 10, 1995 to June 7, 1996, when his employment terminated.

     The Company has no outstanding stock options, stock appreciation rights or similar underlying securities nor any option or long-term performance incentive plan.

     EMPLOYMENT AGREEMENTS

     The Company is a party to the following employment agreements with executive officers named in the Summary Compensation Table above:

          STEPHEN J. SZAPOR, JR. The Company's employment agreement with Stephen J. Szapor, Jr., provides that Mr. Szapor will serve as President, Chief Executive Officer and as a director of the Company. Pursuant to this agreement, Mr. Szapor earns an initial annual salary of $300,000, subject to increase based on annual reviews. As additional compensation, on June 7, 1996, the effective date of the Reorganization (the "Effective Date"), Mr. Szapor received a bonus of $100,000 and 138,888 shares of Common Stock, representing 2.5% of the capital stock of the Company (determined on a fully diluted basis), and is entitled to participate in the Stock Plan. In addition, he is entitled to 30% of the bonus pools, if any, under the Company's Cash Bonus Plan. Mr. Szapor's employment agreement is for an initial term of three years and renews thereafter for successive one-year terms unless terminated by either party. The employment agreement with Mr. Szapor provides for payment to Mr. Szapor equal to the greater of $500,000 or his base salary for the then remaining period of his employment agreement in the event of the termination of Mr. Szapor's employment by the Company without cause or by Mr. Szapor for good reason as defined in the employment agreement.

          OTHER EMPLOYMENT AGREEMENTS. The Company's employment agreement with Alan L. Mayer provides that he will serve as the Company's Senior Vice President, Chief Legal Officer and Secretary. The Company's employment agreement with Richard Rabin provides that he will serve as the Company's Senior Vice President of Operations. Under their respective employment agreements, Mr. Mayer and Mr. Rabin each earn an annual salary of $130,000, subject to increase based on annual reviews. Messrs. Mayer's and Rabin's employment agreements are each for an initial term of three years, and renew thereafter for successive one-year terms unless terminated by each of the respective parties. These employment agreements also provide that in the event of termination by the Company without cause or by the respective employee for good reason (as defined in the respective employment agreements), the employee will receive a payment equal to his base salary then in effect for the then remaining period of his employment agreement. Also, Mr. Mayer and Mr. Rabin are entitled to participate in the Stock Plan and Cash Bonus Plan pursuant to their respective employment agreements.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee"), composed of independent, non-employee directors, establishes the executive compensation philosophy and approves and administers the compensation programs for executive officers.

     The Company's current compensation program initially was established through negotiations with the creditors' committee in connection with the Reorganization. It is intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve corporate objectives in a highly competitive industry, and thereby increase stockholder value. In addition, the executive compensation programs were designed to compensate those executives who helped guide the Company through the bankruptcy process and who the Company and the creditors' committee believed were the most appropriate people to lead the Company after the Reorganization.

     The Company's policy is to provide compensation incentives to its senior management to achieve corporate objectives. The components of the Company's executive compensation program are base salary, cash bonus potential under the Company's Cash Bonus Plan (the "Cash Bonus Plan"), and restricted Common Stock potential under the Company's Management and Non-Employee Stock Plan (the "Stock Plan").

     In general, base salaries for executive officers are determined by a subjective assessment of the executive officer's responsibilities and position with the Company and the performance of the executive officer. Base salaries will be reviewed annually and from time to time by the Compensation Committee and are adjusted appropriately. Minimum base salaries and other terms of employment for Messrs. Szapor, Mayer and Rabin are governed by their respective employment agreements entered into in connection with the Reorganization.

     Under the Stock Plan, executive officers are eligible to earn specified grants of shares of the Common Stock if certain goals based on performance criteria as determined by the Compensation Committee are achieved. Shares awarded to eligible executives will be restricted and subject to forfeiture if certain, predetermined annual performance goals are not obtained. One-third of awarded shares will vest and become non-forfeitable for each year in which such performance goals are achieved. For the period from June 7, 1996 through May 31, 1997, executive officers may be compensated under the Stock Plan if the Company achieved earnings before interest, taxes, depreciation and amortization of not less than $12,006,893. For the period from June 1, 1997 through May 31, 1998, the performance criteria has not yet been determined. The Stock Plan provides that the Company's executive officers are eligible for awards of Common Stock as follows, based on the fully diluted number of shares of Common Stock outstanding: Mr. Szapor--2.50%, Mr. Mayer--1.25%, Mr. Rabin--1.25%, Mr. Stephens--.50%, and other employees (as determined by the Committee)--1.50%.

     The Company also established the Cash Bonus Plan in connection with the Reorganization which allows participating senior management employees to share a bonus pool equal to 15% of the increase in earnings before interest, taxes, depreciation and amortization for each plan period, commencing with the period beginning on the Effective Date and ending on December 31, 1996 and each six months thereafter over the same period in the immediately preceding calendar year, adjusted for certain factors. Mr. Szapor's employment agreement provides that he will receive 30% of the bonus pools, if any. The other plan participants will share the remaining 70% of any bonus pools as determined by the Compensation Committee. Awards for the period ending December 31, 1996 are reflected above in the Summary Compensation Table.

     Stephen J. Szapor, Jr., has been President and Chief Executive Officer of the Company since August 1995. His current compensation structure is governed principally by his employment agreement described above. The terms of this arrangement were determined primarily through negotiations between Mr. Szapor and the creditor's committee, and is supported by the Committee. The Committee believes Mr. Szapor's compensation arrangement is fair and appropriate in light of Mr. Szapor's leadership and management through the reorganization process and his potential for successfully steering the Company's post-Reorganization operations. Mr. Szapor's compensation consists of base salary and potential awards of a cash bonus and restricted stock under the Cash Bonus Plan and the Stock Plan, as described above. In addition, on the date of the Reorganization, Mr. Szapor received a cash bonus of $100,000 and a grant of 138,888 shares of Common Stock primarily for his extraordinary efforts during the Reorganization and as a partial inducement to commit to remaining with the Company under a three-year employment agreement.

     Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to it chief executive officer and its four other highest compensated officers to $1 million for each such executive (the "$1 million cap"). The $1 million cap does not apply to "performance-based" compensation plans as defined under Section 162(m) of the Code. The Company believes that the Cash Bonus Plan and the Stock Plan qualify as "performance-based" plans that are not subject to the $1 million cap. The other compensation currently paid to the Company's executive officers (base salary) is not expected to exceed the $1 million cap. The Committee's current policy regarding Section 162(m) is to maximize deductibility of executive compensation.

     The Committee believes that the design and administration of the executive compensation programs align the interests of the stockholders of the Company and the executive officers. The Committee believes these programs provide competitive compensation opportunities that are realized based on the Company's performance. The Committee intends to continue to emphasize performance-based compensation programs that it believes will contribute to making the Company a strong and thriving entity.

     COMPENSATION COMMITTEE:

     Franklin S. Wimer
     Steve Leonard
     Philip J. DiBerardino

                                PERFORMANCE GRAPH

     The Common Stock became registered under the Securities Act of 1934, as amended, on June 7, 1996, the effective date of the Reorganization. The Common Stock has traded on the Nasdaq electronic bulletin board since October 1996 under the symbol "CGME." The Company estimates that the Common Stock is beneficially owned by fewer than 50 persons. No established trading market exists for the Common Stock. There is only limited, sporadic and infrequent trades of shares of the Common

Stock on the Nasdaq electronic bulletin board. Accordingly, the Company does not believe that comparison of the Common Stock trading history with the performance of any broad market indices or of a "peer" group of more widely held and traded companies engaged in the gaming industry or otherwise is meaningful, and believes, in fact, that such comparison would be misleading. Based on information supplied to Nasdaq by the reporting brokers and information supplied to the Company by certain market makers, NadaqTrading Market Services and such brokers reported the folowing range of high and low sales prices for each quarter during the Company's 1996 fiscal year since the Common Stock became registered under the Securities Exchange Act of 1934, as amended, on the Effective Date:

           Quarter Ended             High      Low
           -------------            -----     -----
           June 30, 1996            $3.50     $2.50
           September 30, 1996       $4.25     $3.50
           December 31, 1996        $5.00     $4.00

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each of Stephen J. Szapor, Jr., Alan L. Mayer, Richard Rabin, Robert J. Stephens, Franklin S. Wimer, Steve Leonard, Philip J. DiBerardino and Mark Van Hartesvelt filed one late report on Form 3. There were no known failures to file a required form.

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth beneficial ownership of the Common Stock as of April 15, 1997, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director (all of whom are currently nominees for director), (iii) each executive officer named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group. All ownership is sole and direct unless otherwise indicated. Information regarding holdings of persons other than officers and directors of the Company has been compiled from publicly filed information and from other sources the Company believes to be reliable. However, the Company has not independently verified such information and makes no representations as to its accuracy. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under such rules, more than one person or entity may be deemed to beneficially own the same securities. As of April 25, 1997, there were 5,138,888 shares of Common Stock issued and outstanding.

                                                   NUMBER OF
                                              SHARES BENEFICIALLY
NAME AND ADDRESS                                      OWNED        PERCENT
----------------                              -------------------  -------
Grace Brothers, Ltd(1)                               490,607         9.6%
  1560 Sherman Avenue
  Suite 900
  Evanston, IL  60201

Keystone Investment Management Company(2)          1,207,395        23.5
  200 Berkeley Street
  Boston, MA  02116

Mackey-Shields Financial Corporation(3)              414,243         8.1
  9 West 57th Street
  New York, NY  10019

PaineWebber Incorporated,
 Mitchell Hutchins Asset Management, Inc.(4)       1,082,628        21.07
  1285 Avenue of the Americas
  New York, NY  10019

Putnam Advisory Funds                                296,834         5.8
  One Post Office Square
  Boston, MA  01209

Gary N. Siegler, Peter M. Collery(5)                 606,433        11.8
  712 Fifth Avenue
  New York, NY  10019

Stephen J. Szapor, Jr.                               138,888         2.7
Alan L. Mayer                                              0         0
Richard Rabin                                              0         0
Robert Stephens                                            0         0
Franklin S. Wimer                                          0         0
Steve Leonard                                              0         0
Mark Van Hartesvelt                                        0         0
Philip J. DiBerardino                                      0         0
All directors and officers as a group (8 persons)    138,888         2.7

_____________

(1)  Based on Schedule 13G filed February 6, 1997.

(2) Based on information contained in a Schedule 13D filed June 18, 1996. According to such Schedule 13D, Keystone Investment Management Company ("KIMCO") serves as investment adviser to, and has discretionary investment authority over the shares of Common Stock held by, the following funds:
     Keystone Small Company Growth Fund (494,015 shares), Keystone High Income Bond Fund (477,839 shares), Keystone America Strategic Income Fund(195,843 shares), and Keystone Fixed Income Advisers, Inc. (39,698 shares), and the shares of Common Stock reported as beneficially owned by KIMCO include the shares held by such entities. On January 10, 1997, First Union Corporation filed a Schedule 13G reporting that it acquired Keystone Investments, Inc., the parent of KIMCO, on December 11, 1996 and that it beneficiall owns 1,097,083 shares of Common Stock as a parent holding company.

(3) Mackay-Shields Financial Corporation serves as investment adviser to The Mainstay Funds which holds, on behalf of its High Yield Corporate Bond Fund Series, 368,128 shares of Common Stock and to two other holders that hold in the aggregate 46,115 shares of Common Stock.

(4) Based on a Schedule 13G filed August 15, 1996 (the "PW Schedule 13G"). According to the PW Schedule 13G, PaineWebber Incorporated ("PWI"), Mitchell Hutchins Asset Management Inc. ("MHAM") and PaineWebber Managed Investments Trust ("PWMIT") each disclaim beneficial ownership of the securities of the Company reported on the PW Schedule 13G, and the filing of the PW Schedule 13G shall not be construed as an admission that these companies are the beneficial owners of any of the Company's securities. MHAM is a wholly-owned subsidiary of PWI. PWI is a parent holding company as that term is defined by Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 (the "Act"). PWI and MHAM are broker-dealers registered under Section 15 of the Act, and investment advisers registered under Section 203 of the Investment Advisers Act of 1940. PWMIT, which is an investment company registered under Section 8 of the Investment Company Act, is advised by MHAM, and reported holdings of 768,570 shares of Common Stock in the PW Schedule 13G. The PW Schedule 13G states that various persons have the right to receive, or the power to direct the receipt of, dividends or proceeds from the sale of the reported shares of Common Stock. Based on information previously provided to the Company, the Company understands that the shares of Common Stock reported in the PW Schedule 13G are held in the following funds or trusts: PaineWebber Strategic Income Trust-- 102,958 shares, Managed High Yield Fund, Inc.--105,643, PaineWebber
     High Income Trust--768,570, All-American Term Trust Inc.--77,681, others-- 27,776.

(5) Based on a Schedule 13D filed September 12, 1996 (the "SC Schedule 13D"). the SC Schedule 13D states that Mr. Siegler is a controlling stockholder, the president and a director of SC Fundamental Inc. ("SC") and SC Fundamental Value BVI, Inc. ("BVI Inc.") and that Mr. Collery is a controlling stockholder, vice president, and a director of SC and BVI Inc. SC is the general partner of SC Fundamental Value Fund, L.P. ("Fund"), which, according to the SC Schedule 13D, holds 416,311 shares of Common Stock. BVI Inc. is the managing general partner of the investment manager of SC Fundamental Value BVI, Ltd. ("BVI Ltd."), which, according to the SC
     Schedule 13D, holds 190,122 shares of Common Stock. The shares of Common Stock reported as beneficially owned by Messrs. Siegler and Collery consist of the shares reported held by Fund and BVI Ltd. According to the SC Schedule 13D, Messrs. Siegler and Collery are in a position to directly and indirectly determine the investment and voting decisions made by SC and BVI Inc., and, consequently, Fund and BVI Ltd.

 *   Less than 1%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Effective Date, the Company entered into certain transactions in which Christopher B. Hemmeter, who formerly served as Chief Executive Officer and in other executive officer positions and was the controlling stockholder of the Company, and Mark M. Hemmeter, formerly an executive officer of the Company, had, or may be deemed to have had, direct or indirect material interests, as described below. Messrs. Christopher B. Hemmeter and Mark M. Hemmeter ceased serving as executive officers and as employees of the Company on the Effective Date.

     On April 21, 1995, the Company borrowed $1 million from Resort Income Investors ("RII"). On May 15, 1995, the Company borrowed $2 million from RII on a secured basis and used $1 million of this loan to repay the April 21, 1995 loan from RII. At that time, Christopher B. Hemmeter beneficially owned approximately 1.7% of RII's outstanding equity securities and Mark M. Hemmeter beneficially owned less than 1% of RII's outstanding equity securities. This loan was satisfied pursuant to the First Amended Joint Plan of Reorganization of the Company, BWBH, Inc., BWCC, Inc. and Millsite 27, Inc. (the "Plan of Reorganization"), which was confirmed on April 8, 1996 and became effective on June 7, 1996, the Effective Date. Currently, both Christopher B. Hemmeter and Mark M. Hemmeter each own less than 1% of the outstanding equity securities of RII.

     Prior to 1996, the Company made outstanding advances to the following:


                                                   LARGEST AGGREGATE AMOUNT OF           AMOUNT
                                                     INDEBTEDNESS OUTSTANDING      OUTSTANDING AS OF
NAME                                                  AT ANY TIME DURING 1996      DECEMBER 31, 1996
----                                               ---------------------------     -----------------
                                                          (IN THOUSANDS)             (IN THOUSANDS)
Canadian Pavilion Limited Partnership..........                $1,573                    $1,573
Outlaws Casino, Ltd. ..........................                 1,072                     1,072
RCH Investments, NV............................                   259                       259
Hemmeter Partners..............................                   335                       335
Grand Palais Casino, Inc. .....................                   587                       587
Officers.......................................                   867                       867
Other..........................................                    78                        78
                                                               ------                    ------
                                                               $4,771                    $4,771
                                                               ------                    ------
                                                               ------                    ------

Canadian Pavilion Limited Partnership ("CPLP"), Outlaws Casino, Ltd. ("Outlaws"), RCH Investments, NV ("RCH") and Hemmeter Partners are majority owned by Christopher B. Hemmeter and Mark M. Hemmeter. The advances to CPLP, Outlaws, RCH and Hemmeter Partners accrue interest at 14% per annum, with interest payable quarterly, and are due on demand. Grand Palais Casino, Inc. ("GPCI") is a wholly owned subsidiary of Grand Palais Enterprises, Inc. ("GPEI"), of which certain stockholders were also majority stockholders of the Company prior to the Effective Date. Such advances, as well as the advances to officers and others, accrue interest at 14% per annum, and were due on demand. The Company has fully reserved the amounts of these advances because of uncertainty as to their collectability.

     In September 1994, Christopher B. Hemmeter was advanced funds totaling $275,000, accruing interest at prime plus 2%, and due on demand. In January 1995, an additional $373,000 was advanced to Mr. Hemmeter on an interest free basis, of which $110,000 has been repaid. The amount of Mr. Hemmeter's advances that remained unpaid totaled $641,900 as of April 15, 1997.

     In 1994, the Company established a reserve of $1 million for the portion of the affiliate advances described above that the Company believed may not be collectible. This reserve was not allocated to any particular affiliate advances. In 1995, due to the deteriorating financial condition of Christopher
B. Hemmeter and the affiliate companies listed in the above table who received those advances and possible defenses that they could raise, the Company provided a reserve for the remainder of the amounts owed the Company by these individuals and affiliates.

     The affiliate advances described above are fully reserved and the Company has ceased accruing interest thereon. The Company is assessing its strategy in terms of pursing collection of these advances. The Company has agreed not to exercise any rights of set-off that the Company may have in respect of the payments which the company will make to Christopher B. Hemmeter under his consulting agreement with the Company, and the Company, as a result of the Plan or Reorganization, does not have any obligations to the other obligor which would give it set-off rights.

     OTHER MATTERS

     Stockholders wishing to submit a nomination or proposal should review the Amended and Restated Certificate of Incorporation requirements regarding nominations and proposals by the stockholders and should communicate with the Secretary, Colorado Gaming & Entertainment Co., 12596 West Bayaud Avenue, Suite 450, Lakewood, Colorado 80228 for further information.

         SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 1998 Annual Meeting of Stockholders must do so no later than December 30, 1997. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the number of shares of the Company's Common Stock beneficially owned by such stockholder on the record date for the meeting. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Securities Exchange Act of 1934.

                                       By Order of the Board of Directors,

                                       /s/  ALAN L. MAYER
                                       -----------------------------------
                                       Alan L. Mayer
                                       Secretary


DATED:  April 30, 1997

                      COLORADO GAMING & ENTERTAINMENT CO.
                      12596 WEST BAYAUD AVENUE, SUITE 450
                           LAKEWOOD, COLORADO  80228

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints Stephen J. Szapor, Jr. and Alan L. Mayer, and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution in each, to represent the undersigned and to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Colorado Gaming & Entertainment Co. to be held on June 9, 1997, at 12596 West Bayaud Avenue, Suite 450, Lakewood, CO 80228 at 12:00 noon, and at any adjournment or postponement of such meeting, all Common Stock of Colorado Gaming & Entertainment Co. standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

You are encouraged to specify your voting choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxy Committee cannot vote your shares unless you sign and return this card.

     THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 BELOW.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2 BELOW.

1.   Election of Directors

     Election of the following nominees to serve until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

                              Stephen J. Szapor, Jr.
                              Steve Leonard
                              Franklin S. Wimer
                              Philip DiBerardino
                              Mark Van Hartesvelt

     FOR            WITHHOLD AUTHORITY
     / /                     / /

     To withhold authority with respect to any particular nominee(s), write each such nominee's name in the space provided below: _________________________.

2. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for 1997.


     FOR            AGAINST                ABSTAIN
     / /            / /            / /

               (TO BE COMPLETED AND SIGNED ON THE OTHER SIDE)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

          The submission of this proxy if properly executed revokes all prior proxies given by the undersigned.


                                   Dated:______________________, 1997


          Please sign exactly as your name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name and indicate authorized officer's name and title. If a partnership, please sign in partnership name and indicate authorized person's name and title.


                                   ---------------------------------
                                   Signature


                                   ---------------------------------
                                   Signature (if held jointly)

          I PLAN TO ATTEND THE ANNUAL MEETING:  [ ] YES   [ ] NO


      -------------------------------------------------------------------

                             PLEASE SIGN AND RETURN
                           THIS PROXY PROMPTLY USING
                           THE ENCLOSED POSTAGE-PAID,
                           PRE-ADDRESSED ENVELOPE TO:

                       COLORADO GAMING & ENTERTAINMENT CO.
                              ATTN:  ALAN J. MAYER
                       12596 WEST BAYAUD AVENUE, SUITE 450
                            LAKEWOOD, COLORADO  80228

      -------------------------------------------------------------------




                                       2